Exhibit 99.1

Nightfood Teams Up with Sonesta International Hotels Corporation to Offer Sleep-Friendly Snacks Across Multiple Hotel Brands

Eighth largest hotel company in the US launching Nightfood in Sonesta Select, Sonesta ES Suites and Sonesta Simply Suites managed properties.

Tarrytown, NY, March 13, 2023 – Nightfood Holdings, Inc. (OTCQB: NGTF), the company pioneering the sleep-friendly nighttime snacking category, announced today that Sonesta International Hotels Corporation (Sonesta) is the first hotel company to introduce sleep-friendly Nightfood ice cream pints across multiple brands. Sonesta is launching Nightfood into approximately 160 managed Sonesta Select, Sonesta ES Suites, and Sonesta Simply Suites properties nationwide during Sleep Awareness Week beginning on March 12, 2023.

Sonesta is the eighth largest hotel company in the United States, with approximately 1,200 properties totaling 100,000 guest rooms across 17 brands in eight countries. This launch is part of Sonesta’s ongoing corporate-level commitment to guest sleep and wellness.

“At Sonesta, we recognize sleep is the foundation of wellness and we’re excited to make Nightfood sleep-friendly ice cream pints available in lobby markets at select properties to satisfy our guests cravings for a sweet treat before bedtime that won’t disrupt their sleep,” said Elizabeth Harlow, Chief Marketing & Brand Officer, Sonesta. “We’re delighted to provide our guests the option to choose a Nightfood sleep-friendly snack that contains less sugar than traditional ice cream while formulated to support better sleep across Sonesta Select, Sonesta ES Suites and Sonesta Simply Suites managed properties nationwide.”

“High-sugar and high-fat snacks before bed, in addition to being generally unhealthy, can impair sleep quality. With Nightfood, Sonesta is offering better choices when it comes to the most popular nighttime snack options. I commend Sonesta for adding sleep-friendly snacks and enhancing guest satisfaction by safeguarding the quality of their sleep,” said Dr. Michael Grandner, Director of the Sleep and Health Research Program and Assistant Professor of Psychiatry, Psychology, Medicine, and Nutritional Sciences at the University of Arizona, and Nightfood advisor.

“Wellness is a major focus of the hotel industry and today’s modern traveler. Nightfood is a great way for hotels to support guest wellness because nighttime is when cravings peak for calorie-dense foods and when people are most likely to succumb to unhealthy choices,” commented Sean Folkson, Nightfood’s CEO. “It’s exciting to see how enthusiastic the entire Sonesta team is to provide innovative options supporting their guests’ sleep wellness.”

The first phase of the roll-out across the three Sonesta managed brands features Nightfood ice cream pints in Cookies n’ Dreams and Midnight Chocolate flavors available for purchase in hotel lobby markets.

Nightfood recently launched sleep-friendly cookies, and has ice cream sandwiches, chips, and other snacks in the development pipeline. Sonesta will explore adding other Nightfood snacks nationally throughout 2023 and beyond to its market offerings.

Nightfood ice cream is not a drug or a dietary supplement. It is not intended to diagnose, treat, cure, or prevent any disease or medical condition.

About Nightfood

Nightfood is pioneering the category of sleep-friendly nighttime snacking.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is currently focused on establishing widespread national distribution of Nightfood ice cream, cookies, and other snack formats in the hotel vertical.

Hotels are increasingly focused on supporting guest wellness. The Company believes one important way for hotels to do that is by offering sleep-friendly snacks in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, expanding distribution into a significant number of those hotels is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

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Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Marlene Oliver
media@nightfood.com
888-888-6444, x8

Investor Contact:

Simon Dang
simon@nightfood.com

888-888-6444, x3